As filed with the Securities and Exchange Commission on July 19, 2019

Registration No. 333-232639

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OneWater Marine Inc.
(Exact name of registrant as specified in its charter)

Delaware	5531	83-4330138
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

6275 Lanier Islands Parkway
Buford, Georgia 30518
(678) 541-6300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Austin Singleton
Chief Executive Officer
6275 Lanier Islands Parkway
Buford, Georgia 30518
(678) 541-6300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman James R. Brown Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222	Daniel J. Bursky Andrew B. Barkan Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-232639) is being filed solely to amend Items 13 and 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I or Items 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 1 does not include a copy of the preliminary prospectus.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, FINRA filing fee and the Nasdaq listing fee, the amounts set forth below are estimates.

Amount
SEC registration fee		$12,120
FINRA filing fee		15,500
Nasdaq listing fee			*
Accountants’ fees and expenses			*
Legal fees and expenses			*
Printing and engraving expenses			*
Transfer agent and registrar fees			*
Blue Sky fees and expenses			*
Miscellaneous expenses			*
Total	$		*
*	To be filed by amendment.
Item 14.	Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will provide that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation will also contain indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation will provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Furthermore, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted against, or incurred by, them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We will enter into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15.	Recent Sales of Unregistered Securities

In connection with our incorporation on April 3, 2019 under the laws of the State of Delaware, we issued 1,000 shares of our common stock to One Water Marine Holdings, LLC for an aggregate purchase price of $10.00. These securities were offered and sold by us in reliance upon the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act in a transaction by an issuer not involving any public offering. These shares will be redeemed for nominal value in connection with our reorganization described in “Corporate Reorganization.”

Item 16.	Exhibits and financial statement schedules

See the Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

Exhibit Number	Description
*1.1	Form of Underwriting Agreement
**2.1¥	Form of Master Reorganization Agreement
**3.1	Form of Amended and Restated Certificate of Incorporation of OneWater Marine Inc., to be effective prior to or upon the closing of this offering
**3.2	Form of Amended and Restated Bylaws of OneWater Marine Inc., to be effective prior to or upon the closing of this offering
*5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
*10.1†	Form of OneWater Marine Inc. Long Term Incentive Plan
**10.2†	Form of Indemnification Agreement
**10.3	Form of Tax Receivable Agreement, to be effective prior to or upon the closing of this offering
**10.4	Form of the Fourth Amended and Restated Limited Liability Company Operating Agreement of One Water Marine Holdings, LLC, to be effective prior to or upon the closing of this offering
**10.5	Form of Registration Rights Agreement, to be effective prior to or upon the closing of this offering
***10.6#
Credit and Guaranty Agreement, dated as of October 28, 2016, by and among One Water Assets & Operations, LLC, Singleton Assets & Operations, LLC, Legendary Assets & Operations, LLC, South Florida Assets & Operations, LLC, Sundance Lauderdale Realty, Inc., One Water Marine Holdings, LLC, and certain subsidiaries of One Water Marine Holdings, LLC, as Guarantors, the Lenders party thereto from time to time, and Goldman Sachs Specialty Lending Group, L.P. as Administrative Agent, Collateral Agent and Lead Arranger (as conformed through the fifteenth amendment)

***10.7
Fourth Amended and Restated Inventory Financing Agreement, dated as of June 14, 2018, by and among Wells Fargo Commercial Distribution Finance, LLC as Agent to the Lenders party thereto from time to time, One Water Marine Holdings, LLC, One Water Assets & Operations, LLC, and certain of its other subsidiaries thereto, and the lenders thereto (as conformed through the fourth amendment)

**10.8†	Form of Employment Agreement, by and between One Water Marine Holdings, LLC and Austin Singleton
**10.9†	Form of Employment Agreement, by and between One Water Marine Holdings, LLC and Anthony Aisquith
**10.10†	Form of Employment Agreement, by and between One Water Marine Holdings, LLC and Jack Ezzell
**10.11
Third Amended and Restated Guaranty, dated June 14, 2018, entered into by Anthony Aisquith, for the benefit of Wells Fargo Commercial Distribution Finance, LLC, as Agent to the Inventory Financing Facility

**10.12
Third Amended and Restated Guaranty, dated June 14, 2018, entered into by Philip Austin Singleton, Jr., for the benefit of Wells Fargo Commercial Distribution Finance, LLC, as Agent to the Inventory Financing Facility

**10.13
Non-Competition and Non-Solicitation Agreement, dated as of October 28, 2016, by and among Anthony Aisquith, One Water Marine Holdings, LLC, One Water Assets & Operations, LLC, Goldman, Sachs & Co. and OWM BIP Investor, LLC

**10.14
Non-Competition and Non-Solicitation Agreement, dated as of October 28, 2016, by and among Philip Austin Singleton, Jr., One Water Marine Holdings, LLC, One Water Assets & Operations, LLC, Goldman, Sachs & Co. and OWM BIP Investor, LLC

**10.15	Consignment Agreement, dated as of June 1, 2019, by and between Bosuns Assets & Operations LLC and Global Marine Finance, LLC
**10.16	Consignment Agreement, dated as of June 1, 2019, by and between Midwest Assets & Operations LLC and Global Marine Finance, LLC
**10.17	Consignment Agreement, dated as of June 1, 2019, by and between Legendary Assets & Operations LLC and Global Marine Finance, LLC

Exhibit Number	Description
**10.18	Consignment Agreement, dated as of June 1, 2019, by and between Singleton Assets & Operations LLC and Global Marine Finance, LLC
***21.1	List of subsidiaries of OneWater Marine Inc.
***23.1	Consent of Grant Thornton LLP
***23.2	Consent of Grant Thornton LLP
*23.3	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)
***24.1	Power of Attorney (included on the signature page of this Registration Statement)
***99.1	Consent of Director Nominee (Christopher W. Bodine)
***99.2	Consent of Director Nominee (Mitchell W. Legler)
***99.3	Consent of Director Nominee (John Schraudenbach)
***99.4	Consent of Director Nominee (Michael C. Smith)
***99.5	Consent of Director Nominee (Keith R. Style)
***99.6	Consent of Director Nominee (John G. Troiano)
*	To be filed by amendment.
**	Filed herewith.
***	Previously filed.
†	Indicates a management contract or compensatory plan or arrangement.
#	Specific terms in this exhibit (indicated therein by asterisks) have been omitted because such terms are both not material and would likely cause competitive harm to the Company if publicly disclosed.
¥	Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission on request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buford, State of Georgia, on July 19, 2019.

OneWater Marine Inc.

By:	/s/ Philip Austin Singleton, Jr.
Philip Austin Singleton, Jr. Founder and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below as of July 19, 2019.

Name	Title	Date

/s/ Philip Austin Singleton, Jr.	Founder, Chief Executive Officer and Director (Principal Executive Officer)	July 19, 2019
Philip Austin Singleton, Jr.

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 19, 2019
Jack Ezzell
*By:	/s/ Philip Austin Singleton, Jr.
Philip Austin Singleton, Jr.
Attorney-in-fact